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                   HEALTH FITNESS CORPORATION STRENGTHENS ITS
                             SENIOR MANAGEMENT TEAM

   Forms Office of the Chairman, Names Vice Chairman and New President and CEO

MINNEAPOLIS, MN -DECEMBER 4, 2006 - Health Fitness Corporation (OTC Bulletin
Board: HFIT) today announced the formation of a new executive structure to include an Office of the Chairman, effective January 1, 2007. The new structure is intended to strengthen the senior management team's capacity in order to capitalize on the significant growth opportunities in health management, as well as expand and integrate its leading fitness management business with health management and to implement the Boards transition plan for leadership succession.

The new executive management team will be composed of Mark W. Sheffert, Chairman of the Board; Jerry Noyce, formerly the company's President and CEO, who has been elected Vice Chairman; and Gregg O. Lehman, a member of Health Fitness' Board of Directors and nationally recognized executive in the health management business, who has been elected President and CEO.

"The health management sector of our business has tremendous potential and the Board concluded that an executive with applicable experience would enable us to better focus on this opportunity. In addition, we are the largest fitness management provider in the U.S., and we plan to continue to strengthen this position of leadership." said Chairman Mark Sheffert.

"Over the past six years, Jerry made significant contributions to the company as President and CEO. He was instrumental in reviving a lagging company and turned it into a profitable and well positioned organization," Sheffert continued. "He also created our current health management service business by overseeing the acquisition and integration of the health and wellness division of Johnson and Johnson Health Care Systems and Health Calc, a technology based health management services business. In addition, he was recently recognized as an industry leader when he was named to the President's Council on Physical Fitness and Sport.

We are pleased that Jerry will continue to play an important role and believe that his insights and guidance will prove invaluable as we search for acquisition, joint venture or partnership opportunities in our business."

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"It has been a great privilege to help guide the growth of the company over the past six years. I am pleased that Gregg is joining the leadership team as President and CEO to take us to the next level," said Noyce.

Lehman, who recently joined Health Fitness' Board of Directors, is a nationally recognized leader in the health management services business. He has over 20 years of experience in the healthcare industry and, most recently, served as President and CEO of INSPIRIS, a Nashville-based specialty care medical management company. Previously, Lehman was President and CEO of Gordian Health Solutions, Inc., one of the nations leading health management companies, dedicated to improving the health of employees and dependents for self insured employers and health plans, until it was sold to Blue Cross and Blue Shield in 2005, and President and CEO of the National Business Coalition of Health.

Lehman is the past president of Taylor University, a private Indiana liberal arts university. He has a PhD and an M.S. from Purdue University in Higher Education Administration and a B.S. in Business Management and Marketing from Indiana University. He and his family plan to move to the Twin Cities in the near future.

"We are fortunate to have an executive of Gregg's caliber leading our efforts to fully capitalize on the opportunities in the rapidly growing health management services business. Gregg has a demonstrable track record of senior management health-related experience, including leading Gordian Health Solutions to unprecedented growth and profitability and then orchestrating the successful sale of the business," said Sheffert.

"It is a real honor to join a market leading company such as Health Fitness Corporation" said Lehman. "With the foundation in place under Jerry's leadership, I firmly believe that our team will be proactive in addressing the health and productivity issues of employers with innovative programs and services that demonstrate value."

Sheffert is Chairman and CEO of Minneapolis-based Manchester Companies, Inc. an investment banking, corporate renewal and management advisory firm. He has been a member of Health Fitness' Board for the past five years and was appointed Chairman of the Board in August 2006. His role in the new management structure will be to provide a closer link between the Board and executive management in order to assure continued execution of the company's strategic plan and effective transition of leadership through the company's succession plan.



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ABOUT THE COMPANY

Health Fitness Corporation is a leading provider of employee health improvement services to corporations, hospitals, and communities. Serving clients for over 30 years, HFC provides fitness and health management services to more than 400 on-site and remote locations across the U.S. and Canada. For more information about Health Fitness Corporation, go to www.hfit.com.

FORWARD LOOKING STATEMENTS

Certain statements in this release, including, without limitation, those relating to management's belief about future growth are forward-looking statements. Such information should be used only as an indication of the activity we have recently experienced in our two business areas. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and our expectations for future performance, are forward-looking statements. The words "believe," "estimate," "expect," "intend," "may," "could," "will," "plan," "anticipate," and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, our inability to deliver the health management services demanded by major corporations, our inability to successfully cross-sell health management services to our fitness management clients, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission including our Form 10-K for 2005 as filed with the SEC. You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

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CONTACT: John Mills
         Integrated Corporate Relations
         (310) 954-1105